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                               EXHIBIT 8


                                             May 8, 1995

          Southern Union Company
          504 Lavaca Street, Suite 800
          Austin, Texas 78701

          Southern Union Financing I
          c/o Southern Union Company
          504 Lavaca Street, Suite 800
          Austin, Texas 78701

                         Re:  Registration No. 33-58297
                              Registration Statement on Form S-3
                              Exhibit Number 8.

          Ladies & Gentlemen:

                    We have acted as special tax counsel for Southern Union Company, a Delaware corporation ("Southern Union"), and Southern Union Financing I, a Delaware business trust ("Southern Union Trust"), in connection with the above-captioned Registration Statement on Form S-3 filed with the Securities and Exchange Commission on March 29, 1995, and as amended through May 8, 1995 (the "Registration Statement"), for the purpose of registering Trust Originated Preferred Securities (the "Preferred Securities") of Southern Union Trust, liquidation amount of $25 per Preferred Security, and Subordinated Deferrable Interest Notes of Southern Union due 2025 (the "Debentures"). In connection therewith, we have participated in the preparation of, and have reviewed, the Registration Statement, including the prospectus (the "Prospectus") and the form of prospectus supplement (the "Prospectus Supplement") included therewith.

                    We have examined and relied upon the
          Registration Statement and, in each case as filed with the Registration Statement, (i) the form of indenture (the "Indenture") between Southern Union and The Chase Manhattan Bank, N.A., as trustee, (ii) the form of supplemental indenture to be used in connection with the issuance of the Debentures (the "Supplemental Indenture"), which Supplemental Indenture includes the form of the Debentures, (iii) the form of declaration of trust for Southern Union Trust (the "Declaration"), which Declaration includes the form of the Preferred Securities, (iv) the form of guarantee with respect to the Preferred Securities, and (v) certain other relevant documents used in connection with the issuance of the Debentures and the Preferred Securities (collectively the "Operative Documents").

                    Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we hereby confirm, in all material respects, that the discussion set forth in the Prospectus Supplement under the heading "UNITED STATES FEDERAL INCOME TAXATION" is a fair and accurate summary of the matters addressed therein, based upon current law and the assumptions stated or referred to therein. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

                    We hereby consent to the use of our name in the above-captioned Registration Statement and to the filing of this opinion as Exhibit 8 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                             Very truly yours,